Prospectus Supplement
                         (To Prospectus Dated May 2, 2000)

                                  $500,000,000

                5% Convertible Subordinated Notes due February 1, 2007

                            -------------------------

     This prospectus supplement relates to the resale by the holders of Rational Software Corporation 5% Convertible Subordinated Notes Due February 1, 2000 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 2, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:



                          Principal
                          Amount at
                         Maturity of                  Number of
                            Notes                     Shares of
                        Beneficially  Percentage of  Common Stock  Percentage of
                         Owned That       Notes       That May     Common Stock
          Name           May Be Sold   Outstanding     Be Sold     Outstanding
-----------------------  -----------   -----------   -----------   -----------

AIG Soundshore
Opportunity Holding
Fund Ltd                  3,000,000     0.60%          41,995        0.0%

Allstate Insurance
Company                   2,125,000     0.43%          29,746        0.0%

Boulder II Limited       11,000,000     2.20%         153,981        0.2%

Chrysler Corporation
Master Retirment Trust    6,465,000     1.29%          90,499        0.1%

Delta Airlines
Master Trust              2,440,000     0.49%          34,156        0.0%

Elf Aquitaine               100,000     0.02%           1,400        0.0%

First Republic Bank         180,000     0.04%           2,520        0.0%

Goldman Sachs and
Company                     584,000     0.12%           8,175        0.0%

Granville Capital
Corporation              29,400,000     5.88%         411,550        0.4%

J.P. Morgan Securities
Inc.                     15,100,000     3.02%         211,374        0.2%

Morgan Stanley Dean
Witter                    5,000,000     1.00%          69,992        0.1%

Motion Picture Industry
Health Plan - Active
Member Fund                 750,000     0.15%          10,499        0.0%

Motion Picture Industry
Health Plan - Retiree
Member Fund                 375,000     0.08%           5,249        0.0%

OCM Convertible Trust      2,500,000     0.50%          34,996        0.0%

Onex Industrial Partners
Limited                   1,000,000     0.20%          13,998        0.0%

Oxford, Lord Abbett + Co.   800,000     0.16%          11,199        0.0%

Partners Reinsurance
Company Ltd.              1,350,000     0.27%          18,898        0.0%

Pebble Capital Inc.       1,250,000     0.25%          17,498        0.0%

Robertson Stephens        7,000,000     1.40%          97,988        0.1%

Silvercreek Limited
Partnership               4,250,000     0.85%          59,493        0.1%

Southern Farm Bureau
Life Insurance              875,000     0.18%          12,249        0.0%

State Employees'
Retirement Fund of
State of Delaware         3,275,000     0.66%          45,844        0.0%

State of Connecticut
Combined Investment
Funds                     7,275,000     1.46%         101,838        0.1%

Vanguard Convetible
Securities Fund, Inc.     6,870,000     1.37%          96,168        0.1%

                            -------------------------

     The Date of This Prospectus Supplement Is August 9, 2000.